Exhibit 99.1

FOR IMMEDIATE RELEASE

DEL GLOBAL TECHNOLOGIES’ RFI CORPORATION
FORMS STRATEGIC RELATIONSHIP WITH JD TECHNOLOGIES, LLC

Companies to Offer High Quality Electrical & Electronic Components and Systems
Including Filters, Capacitors and Magnetics

Franklin Park, IL and Bay Shore, NY – February 20, 2008 -- Del Global Technologies Corp. (OTCBB: DGTC) (“Del Global” or “the Company”) today announced that JD Technologies, LLC, an effective field sales company, and Del Global’s RFI Corporation subsidiary, an established manufacturer of EMI / RFI / EMC Filters, Capacitors and Magnetics, have formed a strategic relationship to significantly expand their business and service in New England and Eastern Canada.

JD Technologies, LLC will use its extensive field sales expertise and established relationships in numerous industries to pursue new applications and new customers for RFI Corporation’s proven electrical and electronic products and engineering expertise.

The relationship will leverage the core competencies of each company, allowing RFI Corporation to continue to focus on the design, development and manufacture of electrical and electronic solutions, while JD Technologies, LLC can focus on selling in the field and building long-term relationships with customers. The companies believe that the true beneficiaries of this relationship will be the original equipment manufacturers, who will have access to RFI Corporation’s extensive experience and over 100,000 existing available designs.

“We are excited about working with RFI Corporation, which has a long, established and proven reputation in the industrial, medical, and aerospace and defense markets. Our strategic relationship will allow us to expand RFI Corporation’s markets with new customers and new applications with existing customers. We are particularly impressed with RFI Corporation’s diverse expertise with filters, capacitors and magnetics. In the past, our customers had to go to three sources of supply for these product areas. We now can offer ‘one stop shopping’ where a customer can work with us for all their development and product needs in all three areas of expertise. This has significant economies of scale for technical development, supply chain management and customer service,” said John Knott, President for JD Technologies, LLC.

“We are delighted to join forces with JD Technologies, LLC to help our customers benefit from our long history in the EMI/RFI Filter and Magnetics business, where we have established a long-term quality reputation in the market,” Said Roy Torzullo, Vice President and General Manager of RFI Corporation. “We have been successful in growing our business to date and see this strategic partnership as an avenue for significant future growth. We see the aerospace, military and defense markets, as well as the medical device industry, as significant growth opportunities for RFI Corporation.”

About JD Technologies, LLC

JD Technologies LLC provides premium sales and marketing services to a group of high quality, complementary manufacturers of engineered services and products who serve the industrial, aerospace, military & defense and medical industries. They develop long term relationships with key customers who value the consultative style of selling and who wish to interface with sales professionals of high integrity. Their approach is to use proven consultative selling techniques. Consultative selling is a collaborative process that leads customers/prospects through an analysis of their current situation to a resulting improvement. For more information on JD Technologies, LLC, their products, services and their consultative selling methodology, visit www.JDTechSales.com

Del Global Technologies Corp. February 20, 2008	Page 2

About RFI Corporation

RFI Corporation was established in 1961. Since then, RFI Corporation, an ISO 9001:2000 certified company, is an industry leader in EMI/RFI/EMC technology, products, and services used in the industrial, medical and military markets. With over 100,000 existing designs, and a customer base over several thousand strong, some of RFI Corporation’s competitive advantages include filter products / EMI/EMC/RFI power filters, filters for system compliance to MIL-STD-461, UL filters, QPL filters to MIL-PRF-15733 and communication and data filters. RFI Corporation also offers magnetic components such as high-voltage pulse modulators, pulse packages, pulse forming networks, pulse & power transformers and reactors, high-voltage capacitors, reconstituted mica capacitors, high & low frequency capacitors, and a variety of other products designed for military, medical and other industrial applications. For more information visit our web site at www.rficorp.com

About Del Global Technologies

Del Global Technologies Corp. is primarily engaged in the design, manufacture and marketing of high performance diagnostic imaging systems for medical, dental and veterinary applications through the Del Medical Systems Group. Through its U.S. based Del Medical Imaging Corp. and Milan, Italy based Villa Sistemi Medicali S.p.A. subsidiaries the Company offers a broad portfolio of general radiographic, radiographic/fluoroscopic, portable x-ray and digital radiographic systems to the global marketplace. Through its RFI subsidiary, Del Global manufactures proprietary high-voltage power conversion subsystems including electronic filters, high voltage capacitors, pulse modulators, transformers and reactors, and a variety of other products designed for industrial, medical, military and other commercial applications. The company’s web site is www.delglobal.com.

Statements about future results made in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. Del Global cautions that these statements are not guarantees of future performance. These statements involve a number of risks and uncertainties that are difficult to predict, including, but not limited to: the ability of Del Global to implement its business plan; retention of management; changing industry and competitive conditions; obtaining anticipated operating efficiencies; securing necessary capital facilities; favorable determinations in various legal matters; market and operating risks from foreign currency exchange exposures; and favorable general economic conditions. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's filings with the Securities and Exchange Commission.

DEL GLOBAL TECHNOLOGIES CORP.:
James A. Risher
Chief Executive Officer
(847) 288-7065

Mark A. Zorko
Chief Financial Officer
 (847) 288-7003

RFI CORPORATION:
Roy Torzullo
Vice President and General Manager
(631) 231-6400 Ext. 307
rtorzullo@rficorp.com

THE EQUITY GROUP INC.:
Devin Sullivan
Senior Vice President
(212) 836-9608
dsullivan@equityny.com
JD TECHNOLOGIES, LLC: John Knott (978) 777-3993 John K@JDTechSales.com General Contact Information (978) 777-3993 ChrisK@JDTechSales.com